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                                                                   EXHIBIT 99.1

                              CAUTIONARY STATEMENTS

         From time to time, Hines Horticulture, Inc. may publish, verbally or in written form, forward-looking statements relating to such matters as anticipated financial or operational performance, business prospects and similar matters. In fact, this Form 10-Q (or any other periodic reporting documents required by the Exchange Act) may contain forward-looking statements reflecting our current views concerning potential future events or developments. Our actual results could differ materially from those discussed in these statements. Factors that could contribute to these differences include those discussed below and elsewhere in this Form 10-Q. The cautionary statements made in this Form 10-Q should be read as being applicable to all forward-looking statements wherever they appear. Our operations are subject to a variety of risks and uncertainties and the following risk factors are not to be considered a definitive list of all risks associated with our operations and should be read in conjunction with the risks and uncertainties contained in our other filings with the Securities and Exchange Commission. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These Cautionary Statements are being made pursuant to the provisions of the Private Securities Litigation Reform Act and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act. We caution investors that any forward-looking statements made by us are not guarantees of future performance and that a variety of factors, including those discussed below, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. The risks and uncertainties which may affect the operations, performance and results of our business are described in more detail below. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

OUR PRODUCTION OF PLANTS MAY BE ADVERSELY AFFECTED BY A NUMBER OF AGRICULTURAL FACTORS BEYOND OUR CONTROL.

         Our production of plants may be adversely affected by a number of agricultural risks, including disease, pests, freezing conditions, snow, drought or other inclement weather, and improper use of pesticides or herbicides. These factors could cause production difficulties which could damage or reduce our inventory, resulting in sales, profit and operating cash flow declines, which could be material.

INCREASES IN WATER PRICES OR INSUFFICIENT AVAILABILITY OF WATER COULD ADVERSELY AFFECT OUR PLANT PRODUCTION, RESULTING IN REDUCED SALES AND PROFITABILITY.

         Plant production depends upon the availability of water. Our nurseries receive their water from a variety of sources, including on-site wells, creeks, reservoirs and holding ponds, municipal water districts and irrigation water supplied to local districts by facilities owned and operated by the United States acting through the Department of Interior Bureau of Reclamation. The loss or reduction of access to water at any of our nurseries could have a material

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adverse effect on our business, results from operations and operating cash flows. In addition, increases in our costs for water could adversely impact our profitability and operating cash flows.

         Our nursery in Arizona receives its water from on-site wells. Under Arizona's Groundwater Management Act, these wells have been issued "grandfathered non-irrigation water" permits, which limit the amount of groundwater we can use. The availability of water depends on the groundwater aquifer, which at this time, we believe is adequate to supply our needs for this nursery as it is currently operated.

         Our Northern California and Oregon nurseries rely primarily on surface water supplies and, therefore, may experience fluctuations in available water supplies and serious reductions in their supplies of surface water in the event of prolonged droughts. If such reductions occur, those nurseries would have to rely on backup water supplies which are more costly than surface water supplies.

         The use and price of water supplied by facilities owned and operated by the Bureau of Reclamation, including availability of subsidized water rates, is governed by federal reclamation laws and regulations. Such water is used at our Northern California nursery and is the source of a substantial majority of the water for our Oregon nursery. While we believe we are in material compliance with applicable regulations and maintain a compliance program, there can be no assurance that changes in law will not reduce availability or increase the price of reclamation water to us. Any such change could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

         The reclamation regulations govern who may hold an interest in irrigation lands. Under the reclamation regulations, persons having a direct or indirect beneficial economic interest in us will be treated as "indirect holders" of irrigation land owned by us in proportion to their beneficial interest in us. If any holder of our common stock (whether directly or indirectly through a broker-dealer or otherwise) is ineligible under applicable reclamation regulations to hold an indirect interest in our irrigation land, we may not be eligible to receive reclamation water on this land. Generally, the eligibility requirement of the reclamation regulations would be satisfied by a person:

         o who is a citizen of the United States or an entity established under federal or state law or a person who is a citizen of or an entity established under the laws of certain foreign countries (including Canada and Mexico and members of the Organization for Economic Cooperation and Development); and

         o whose ownership, direct and indirect, of other land which is qualified to receive water from a reclamation project, when added to such person's attributed indirect ownership of irrigation land owned by us, does not exceed certain maximum acreage limitations (generally, 960 acres for individuals and 640 acres for entities).

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         While our restated certificate of incorporation contains provisions intended to prohibit ineligible holders of irrigation land from owning our common stock, such provisions may not be effective in protecting our right to continue to use reclamation water.

WE FACE RISKS ASSOCIATED WITH SUDDEN OAK DEATH ("SOD"). QUARANTINES OF OUR PRODUCTS OR OTHER ACTIONS BY FEDERAL AND STATE REGULATORY AUTHORITIES IN RESPONSE TO SUDDEN OAK DEATH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND RESULTS OF OPERATIONS.

         SOD is caused by a fungus-like pathogen recently identified by scientists in California and named Phytophthora ramorum ("P. ramorum"). Since its appearance in 1995, P. ramorum has killed thousands of coast live oak, black oak, tanoak and Shreve oak in Northern California. P. ramorum can also infect the leaves and branches of other plants referred to as SOD host plants. Currently, 59 plant varieties grown by commercial nurseries have been identified as SOD hosts.

         In February 2004, as part of the SOD National Nursery Survey, the United States Department of Agriculture ("USDA") encouraged all states to conduct a survey of nurseries that ship SOD host plants interstate. Accordingly, the California Department of Food & Agriculture ("CDFA") and the USDA conducted joint tests at nurseries located throughout California, which tests included our Irvine, Vacaville, Winters, and Fallbrook facilities. On March 9, 2004, two nurseries in California, which we do not own or operate, tested positive for P. ramorum. As a result of these findings certain states declared a quarantine on all plant material coming from California and several others imposed a quarantine on SOD host and associated host plants only. We grow five out of the 59 species known to be SOD host and associated host plants as specified by the California Department of Agriculture.

         On March 19, 2004, we took the precautionary measure of voluntarily suspending the shipment of all SOD host plants grown in our California facilities pending the results of the joint CDFA and USDA testing of our facilities. On March 26, 2004, we were notified by the CDFA that all of our California growing facilities had tested negative for P. ramorum. As a result of these findings, the CDFA and the USDA issued compliance agreements with our Fallbrook and Irvine facilities, allowing us to ship host and associated host plants, if we meet, and continue to meet, certain inspection requirements. Our Northern California facilities, Vacaville and Winters, have been located in a P. ramorum regulated county and have continued to operate under the terms of a previous compliance agreement with the CDFA and USDA. Their compliance agreement requires that potential SOD host plants be inspected and tested monthly during the growing season for the presence of P. ramorum. To date, our two northern facilities have tested as SOD free places of production

         On March 26, 2004, the USDA's Animal and Plant Health Inspection Service announced that it will now regulate the interstate movement of SOD host and associated host plants from all California nurseries. This new measure prohibits an estimated 1,500 California nurseries from shipping plants susceptible to P. ramorum until those nurseries can be inspected and are found

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to be free of the pathogen. The USDA will also launch a national survey to determine if P. ramorum is causing disease symptoms on hosts and associated hosts in other parts of the country.

         All of our California nurseries have tested negative for P. ramorum. However, if in the future we do test positive for P. ramorum, our products could be subject to quarantine by federal and state regulatory authorities. If this were to occur, we could experience a significant loss of sales and may be required to write-off inventory, which would have a material adverse effect on our business, results from operations, and operating cash flows. Regulatory authorities could also enact restrictive regulations on soil media containing redwood sawdust, a known carrier of P. ramorum, requiring us to modify our current growing procedures as well as develop alternatives to using it. If these restrictions are enacted, we may be unable to successfully develop a cost effective alternative to using redwood sawdust, which could also adversely affect our business, results of operations and operating cash flows.

         On April 22, 2004, as an accommodation to several concerned states, the USDA issued an amended order again restricting the movement of nursery plants from California and a change in testing protocols for compliance requirements. The amended order prohibits the interstate movement of any listed SOD regulated host plants and associated host plants from any commercial nursery in the non-quarantined areas of California until each nursery has been inspected and shows no evidence of SOD infestation. Pursuant to the guidelines of the amended order, our Irvine and Fallbrook facilities will, however, need to be retested and recertified to meet the revised compliance requirements. We believe the newly amended regulatory restrictions do not pose an appreciable threat to our shipping practices or sales at this time, or the foreseeable spring shipping season. SOD continues to be a significant issue for our company and industry; we will continue to monitor the situation closely while actively engaging state and national officials to adopt and implement the revised order.

BECAUSE OUR BUSINESS IS HIGHLY SEASONAL, OUR REVENUES, CASH FLOWS FROM OPERATIONS AND OPERATING RESULTS MAY FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

         Our business is highly seasonal. The seasonal nature of our operations results in a significant increase in our working capital during the growing and selling cycles. As a result, operating activities during the first and fourth quarters use significant amounts of cash, and in contrast, operating activities for the second and third quarters generate substantial cash as we ship inventory and collect accounts receivable. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis. One significant factor contributing to this variability is weather, particularly on weekends during the peak gardening season in the second quarter. Unfavorable weather conditions during the peak gardening season could have a material adverse effect on our net sales, cash flows from operations and operating income.

         Other factors that may contribute to this variability include:

         o        shifts in demand for live plant products;

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         o        changes in product mix, service levels and pricing by us and our competitors;

         o        period-to-period changes in holidays;

         o        the economic stability of our retail customers; and

         o        our relationship with each of our retail customers.

BECAUSE WE DEPEND ON A CORE GROUP OF SIGNIFICANT CUSTOMERS, OUR SALES, CASH FLOWS FROM OPERATIONS AND RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED IF OUR KEY CUSTOMERS REDUCE THE AMOUNT OF PRODUCTS THEY PURCHASE FROM US.

         Our top ten customers together accounted for approximately 78% of our net sales in 2003. Our largest customer, The Home Depot, accounted for approximately 47% of our 2003 net sales. We expect that a small number of customers will continue to account for a substantial portion of our net sales for the foreseeable future. We do not have long-term contracts with any of our retail customers, and they may not continue to purchase our products.

         The loss of, or a significant adverse change in, our relationship with The Home Depot or any other major customer could have a material adverse effect on us. The loss of, or a reduction in orders from, any significant retail customers, losses arising from retail customers' disputes regarding shipments, fees, merchandise condition or related matters, or our inability to collect accounts receivable from any major retail customer could have a material adverse effect on us. In addition, revenue from customers that have accounted for significant revenue in past periods, individually or as a group, may not continue, or if continued, may not reach or exceed historical levels in any period.

WE FACE INTENSE COMPETITION, AND OUR INABILITY TO COMPETE EFFECTIVELY FOR ANY REASON COULD ADVERSELY AFFECT OUR BUSINESS.

         Our competition varies by region, each of which is highly competitive. Although many of our largest customers are national retailers, buying decisions are generally made locally by our customers. We compete primarily on the basis of breadth of product mix, consistency of product quality, product availability, customer service and price. We generally face competition from several local companies and usually from one or two regional companies in each of our current markets. Competition in our existing markets may also increase considerably in the future. Some of our competitors may have greater market share in a particular region or market, less debt, greater pricing flexibility or superior marketing or financial resources. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

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OUR NURSERY FACILITY IN IRVINE, CALIFORNIA IS ENTIRELY ON LEASED LAND AND WE DO
NOT EXPECT THE LEASES TO BE EXTENDED BEYOND THEIR CURRENT TERMS.

         Our 542-acre nursery facility and headquarters in Irvine, California are entirely on leased land. We recently entered into an amended lease agreement for this facility in which 63 new acres were added and the lease expiration schedule was changed. Under the amended lease agreement, the lease on 114 acres expires on June 30, 2006, the lease on 140 acres expires on December 31, 2006, and the lease on the remaining 288 acres expires on December 31, 2010. We do not expect these leases to be extended beyond their current terms. For the 254 acres that will expire in 2006, we are developing plans to transition a majority of the production to our Allendale, California facility and the remaining production to the parcel recently added to our facility in Irvine. For the 288 acres that will expire at the end of 2010, we will be required to establish new production facilities or transition production to existing facilities. We may incur substantial costs in connection with the establishment of these new production facilities or the transition of production to existing facilities.

         We may not be successful in executing our transition plan or establishing suitable replacement production facilities. If we are unsuccessful in these efforts, our net sales, cash flows and operating income could be materially adversely affected. In addition, when we vacate 254 acres in 2006, we currently estimate that we will incur approximately $223,000 of removal and remediation costs. We may incur significant expenses beyond what we have forecasted if additional remedial action is required. Significant costs in excess of our estimates could have a material adverse effect on us.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LAWS AND REGULATIONS THAT GOVERN, AND IMPOSE LIABILITY, FOR OUR ACTIVITIES AND OPERATIONS. IF WE DO NOT COMPLY WITH THESE LAWS AND REGULATIONS, OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         We are subject to federal, state and local laws and regulations that govern, and impose liability for, our activities and operations which may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for hazardous substances and other wastes. Some of our nursery operations are conducted near residential developments, which could increase our exposure to liability for the environmental effects of our operations. Our operations have resulted, or may result, in noncompliance with or liability for cleanup under these laws. In addition, the presence of hazardous substances on our properties, or the failure to properly remediate any resulting contamination may adversely affect our ability to sell, lease or operate our properties or to borrow using them as collateral. In some cases, our liability may not be limited to the value of the property or its improvements. We cannot assure you that these matters, or any similar matters that may arise in the future, will not have a material adverse effect on us.

         Certain of our operations and activities, such as water runoff from our production facilities and the use of certain pesticides, are subject to regulation by the United States Environmental Protection Agency and similar state and local agencies. These agencies may regulate or prohibit the use of such products, procedures or operations, thereby affecting our operations and

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profitability. In addition, we must comply with a broad range of environmental laws and regulations. Additional or more stringent environmental laws and regulations may be enacted in the future and such changes could have a material adverse effect on us.

WE ARE SUBJECT TO FEDERAL AND STATE "FAIR TRADE" LAWS AND WEIGHTS AND MEASURES REGULATIONS THAT GOVERN AND IMPOSE LIABILITY FOR IMPROPERLY MARKETING, LABELING OR ADVERTISING PLANT CONTAINER SIZE. IF WE DO NOT COMPLY WITH THESE LAWS AND REGULATIONS, OUR BUSINESS COULD BE MATERIALLY AND ADVERSELY AFFECTED.

         We are subject to federal and state weights and measures regulations that govern and impose liability for improperly labeling or advertising our plant container sizes. It is common in our industry, at the wholesale and retail levels, to market, label, and advertise container grown nursery stock with varying types of measurements, such as imperial volume or diameter of container. These measurements, although consistent with industry practice, may not represent the exact size of the actual product. If the Federal Trade Commission or any state regulator determines that our current marketing, labeling, or advertising is in violation of "fair trade" laws or weights and measures regulations in their jurisdiction, we may incur significant costs to become compliant, be forced to terminate further shipments of inventory into certain jurisdictions, be fined, or otherwise suffer a material adverse affect on our business.

CHANGES IN LOCAL ZONING LAWS MAY ADVERSELY AFFECT OUR BUSINESS.

         We are subject to local zoning laws regulating the use of our owned and leased property. Some of our facilities are located in areas experiencing rapid development and growth, which typically are characterized by changes in existing zoning. Changes in local zoning laws could require us to establish new production facilities or transition production to other facilities, which could have a material adverse effect on our cash flows, financial position and results of operations.

COMPLIANCE WITH, AND CHANGES TO LABOR LAWS, PARTICULARLY THOSE CONCERNING SEASONAL WORKERS, COULD SIGNIFICANTLY INCREASE OUR COSTS.

         The production of our plants is labor intensive. We are subject to the Fair Labor Standards Act as well as various federal, state and local regulations that govern matters such as minimum wage requirements, overtime and working conditions, including, but not limited, to federal and state health and worker safety rules and regulations. A large number of our seasonal employees are paid at or slightly above the applicable minimum wage level and, accordingly, changes in minimum wage laws could materially increase our costs. Non-U.S. nationals comprise a large portion of our seasonal employee workforce and changes to U.S. immigration policies that restrict the ability of immigrant workers to obtain employment in the United States and which may contribute to shortages of available seasonal labor could increase our costs. Non-compliance with applicable regulations or modifications to existing regulations may increase costs of compliance, require a termination of certain activities, result in

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fines or loss of a portion of our labor force or otherwise have a material adverse impact on our business and results of operations.

OUR TRANSPORTATION COSTS ARE SIGNIFICANT AND WE DEPEND ON INDEPENDENT CONTRACTORS FOR TRUCKING SERVICES TO SHIP LARGE QUANTITIES OF OUR PRODUCTS AND INCREASES IN TRANSPORTATION COSTS, CHANGES IN AVAILABLE TRUCKING CAPACITY AND OTHER CHANGES AFFECTING SUCH CARRIERS, AS WELL AS INTERRUPTIONS IN SERVICE OR WORK STOPPAGES, COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

         We rely extensively on the services of agents and independent contractors to provide trucking services to us. Transportation costs accounted for approximately 21% of our net sales in 2003. Our ability to ship our products, particularly during our peak shipping seasons, could be adversely impacted by shortages in available trucking capacity, changes by carriers and transportation companies in policies and practices, such as scheduling, pricing, payment terms and frequency of service, or increases in the cost of fuel, taxes and labor, and other factors not within our control. We compete with other companies who ship perishable goods for available trucking capacity and, accordingly, reductions in capacity or shortages of the agents and independent contractors who provide trucking services to us could potentially adversely impact our sales. Significant increases in transportation costs could have a material adverse effect on our business, particularly if we are not able to pass on such price increases to our customers in the form of higher prices for our products. Material interruptions in service or stoppages in transportation, whether caused by strike or otherwise, could adversely impact our business, results of operations, financial position and operating cash flows.

WE ARE CURRENTLY IMPLEMENTING A NEW ENTERPRISE RESOURCE PLANNING SOFTWARE PROGRAM, AND UNEXPECTED DELAYS, EXPENSES OR DISRUPTIONS IN THE IMPLEMENTATION OF SUCH SOFTWARE PROGRAM COULD DISRUPT OUR BUSINESS OR IMPAIR OUR ABILITY TO MONITOR OUR OPERATIONS, RESULTING IN A NEGATIVE IMPACT ON OUR OPERATIONS, FINANCIAL POSITION AND OPERATING CASH FLOWS.

         In four of our nurseries we have implemented a new enterprise resource planning software program which we utilize for production planning and inventory purposes. Over time, we intend to continue the implementation of this software program to our other nursery facilities. Our distribution and sales order system, however, remains on our prior computer information systems. We may experience delays, disruptions and unanticipated expenses in implementing, integrating and operating our management information and reporting systems, which could disrupt our operations or otherwise impair our ability to monitor our operations and have a negative impact on our business, results of operations, financial position and operating cash flows.

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OUR RESEARCH AND DEVELOPMENT EFFORTS MAY NOT BE SUCCESSFUL.

         Our success is based, in part, upon our ability to discover and develop new products that customers will want. As a result, we continue to invest in research and development in order to enable us to identify and develop new products to meet consumer demands. Despite investments in this area, our research and development may not result in the discovery or successful development of new products which will be accepted by our customers.

OUR CURRENT PRINCIPAL STOCKHOLDERS HAVE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AND COULD DELAY, DETER OR PREVENT A CHANGE OF CONTROL OR OTHER BUSINESS COMBINATION.

         Investment partnerships controlled by Madison Dearborn Partners, Inc. beneficially own approximately 54% of the outstanding common stock of Hines Horticulture and have sufficient voting power to control, or at the least significantly influence, the election of directors and the approval of other actions requiring the approval of our shareholders. In addition, Madison Dearborn Partners has two of its designees on Hines Horticulture's six member board of directors.

OUR BUSINESS WILL SUFFER IF CERTAIN SENIOR EXECUTIVES DISCONTINUE EMPLOYMENT WITH US OR IF WE ARE UNABLE TO RECRUIT AND RETAIN HIGHLY SKILLED STAFF.

         Our success is largely dependent on the skills, experience and efforts of our senior management, including Robert A. Ferguson (President and Chief Executive Officer) and Claudia M. Pieropan (Chief Financial Officer, Secretary and Treasurer). The loss of services of one or more members of our senior management could have a material adverse effect on us. We do not maintain key-person life insurance policies on any members of management. No members of senior management are bound by non-compete agreements, and if any such members were to depart and subsequently compete with us, such competition could have a material adverse effect on us. Our business also depends on our ability to continue to recruit, train and retain skilled employees, particularly skilled growers and sales personnel. The loss of the services of any key personnel, or our inability to hire new personnel with the requisite skills, could impair our ability to develop new products or enhance existing products, sell products to our customers or manage our business effectively.

PRICE INCREASES OF CERTAIN RAW MATERIALS COULD ADVERSELY AFFECT OUR BUSINESS.

         We and our competitors are vulnerable to price increases for raw materials. For 2003, raw material costs accounted for approximately 19% of net sales. We do not have long-term contracts with the majority of our raw material suppliers. Increases in the cost of raw materials essential to our operations, including seed, plastic, chemicals and fertilizer, would increase our costs of production. Significant increases in the price of petrochemicals or a scarcity of raw materials essential to plant propagation could have a material adverse effect on our business. We may not be able to pass such price increases on to our customers in the form of higher prices for our products, which could materially adversely affect our results of operations and operating cash flows.

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IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OUR BUSINESS AND
PROSPECTS MAY BE HARMED.

         Our success depends in part on proprietary techniques and plant designs. Although we attempt to protect our proprietary property and processes through a combination of patents, trade secrets and non-disclosure agreements, these may be insufficient. Litigation may be necessary to protect our intellectual property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could be able to market products that compete with our proprietary products without obtaining a license from us.

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